Exhibit 99.1

RELEASE 8:00 AM – October 24, 2012

CONTACT:	Susan Munhall, Investor Relations

Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $55.9 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Paramus, New Jersey, October 24, 2012 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $55.9 million for the quarter ended September 30, 2012 as compared to net income of $84.2 million for the quarter ended September 30, 2011. Diluted earnings per share amounted to $0.11 for the third quarter of 2012 as compared to diluted earnings per share of $0.17 for the third quarter of 2011. Included in the 2012 third quarter earnings was $6.1 million of expenses related to the previously announced merger with M&T Bank Corporation (“M&T”). Operating earnings for the third quarter of 2012, which excludes merger-related expenses, amounted to $59.6 million or $0.12 per diluted share (non-GAAP measures). Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with U.S. generally accepted accounting principles.

For the nine months ended September 30, 2012, the Company reported net income of $201.2 million as compared to a net loss of $375.5 million for the same period in 2011. Diluted earnings per share was $0.41 for the nine months ended September 30, 2012 as compared to a net loss per share of $0.76 for the same period in 2011. The net loss for the first nine months of 2011 was driven by the results of a restructuring of the Company’s balance sheet in the first quarter of 2011 (the “Restructuring Transaction”). Operating earnings for the nine months ended September 30, 2012 amounted to $204.9 million or $0.42 per diluted share as compared to operating earnings of $273.9 million or $0.55 per diluted share for the same period in 2011 (non-GAAP measures). Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with U.S. generally accepted accounting principles.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.08 per share payable on November 30, 2012 to shareholders of record on November 9, 2012.

Financial highlights for the third quarter of 2012 are as follows:

•

As previously announced, on August 27, 2012, the Company entered into a definitive agreement with M&T and Wilmington Trust Corporation (“Merger Sub”), a wholly owned subsidiary of M&T, providing for the merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity. As part of the Merger, the Bank will merge with and into Manufacturers and Traders Trust Company. Based on the average closing price of M&T common stock on the New York Stock Exchange for the ten trading days ending October 19, 2012, the implied value of the consideration to be received by the Company’s shareholders in the Merger was approximately $8.71 per share of the Company’s common stock. However, the value of the consideration that a shareholder of the Company will receive in the Merger for each share of the

Company’s common stock will depend on the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the Merger. In connection with the Merger, M&T has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that includes a joint proxy statement of the Company and M&T and a prospectus of M&T, as well as other relevant documents concerning the Merger. The Registration Statement is subject to completion and has not yet become effective. The Merger is subject to shareholder and regulatory approvals and the satisfaction of other customary conditions. The Company anticipates that the closing of the Merger will take place in the second quarter of 2013.

•

Our interest rate spread and net interest margin were 1.80% and 2.02%, respectively, for the third quarter of 2012 as compared to 1.76% and 1.97%, respectively, for the third quarter of 2011. For the linked second quarter of 2012, our interest rate spread and net interest margin were 1.91% and 2.12%, respectively. Our interest rate spread and net interest margin were 1.91% and 2.11%, respectively, for the first nine months of 2012 as compared to 1.73% and 1.94% for the same period in 2011.

•

The provision for loan losses decreased to $20.0 million for the third quarter of 2012 as compared to $25.0 million for the third quarter of 2011. Net charge-offs decreased to $16.3 million for the third quarter of 2012 as compared to $18.6 million for the third quarter of 2011.

•	Total assets decreased 7.6% to $41.90 billion at September 30, 2012 from $45.36 billion at December 31, 2011 primarily due to repayments of mortgage-related assets.

•	Borrowings decreased $2.15 billion or 14.3% to $12.93 billion at September 30, 2012 from $15.08 billion at December 31, 2011 due to maturities of short-term borrowings.

•	The Bank’s Tier 1 leverage capital increased to 9.75% at September 30, 2012 as compared to 8.83% at December 31, 2011.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “This quarter’s net income is reflective of the conditions affecting residential portfolio lenders. Our net interest margin decreased 10 basis points to 2.02% in the third quarter of 2012 from the linked quarter as yields on our mortgage related assets declined due to record low market interest rates. The decision by the Federal Reserve to continue to purchase mortgage-backed securities will likely keep rates low for the foreseeable future.”

Mr. Hermance continued, “Since our initial public offering in 1999, we pursued initiatives that we believed would build shareholder value. The merger with M&T is a continuation of that philosophy and reflects a thorough evaluation of our strategic alternatives, including the strategic plan adopted in the first half of 2012. We are pleased to partner with M&T whose balance sheet structure, geographic markets and business strategies complement those of Hudson City and we believe that our shareholders, customers and communities will benefit from this merger. We have begun the process of obtaining regulatory and shareholder approvals for the merger which we expect to complete in the second quarter of 2013.”

Statement of Financial Condition Summary

Total assets decreased $3.46 billion, or 7.6%, to $41.90 billion at September 30, 2012 from $45.36 billion at December 31, 2011. The decrease in total assets reflected a $1.61 billion decrease in net loans, a $1.26 billion decrease in total mortgage-backed securities, a $328.2 million decrease in cash and cash equivalents and a $120.4 million decrease in Federal Home Loan Bank (“FHLB”) stock.

Net loans amounted to $27.53 billion at September 30, 2012 as compared to $29.14 billion at December 31, 2011. During the first nine months of 2012, our loan production amounted to $3.92 billion as compared to $4.09 billion for the same period in 2011. Loan production was offset by principal repayments of $5.38 billion in the first nine months of 2012, as compared to principal repayments of $4.85 billion for the first nine months of 2011. Loan production declined during the first nine months of 2012 due to a decline in loan originations which reflects our low appetite for adding long-term fixed rate loans in the current low market interest rate environment. The decrease in net loans was also due to continued elevated levels of refinancing activity caused by low market interest rates.

Total mortgage-backed securities decreased $1.26 billion to $12.03 billion at September 30, 2012 from $13.29 billion at December 31, 2011. The decrease in mortgage-backed securities reflected repayments of $2.73 billion, partially offset by purchases of $1.47 billion of mortgage-backed securities issued by government-sponsored entities (“GSEs”).

Total liabilities decreased $3.61 billion, or 8.9%, to $37.19 billion at September 30, 2012 from $40.80 billion at December 31, 2011. The decrease in total liabilities primarily reflected a $2.15 billion decrease in borrowed funds and a decrease in total deposits of $1.49 billion. Borrowings amounted to $12.93 billion at September 30, 2012 as compared to $15.08 billion at December 31, 2011. The decrease in borrowed funds is a result of the maturity of short-term borrowings during the first nine months of 2012. The decrease in deposits is primarily due to planned reductions in our deposit rates to curtail deposit growth at this time of limited investment opportunities.

Total shareholders’ equity increased $151.6 million to $4.71 billion at September 30, 2012 from $4.56 billion at December 31, 2011. The increase was primarily due to net income of $201.2 million for the nine months ended September 30, 2012 and an increase in accumulated other comprehensive income of $54.7 million. The increase was partially offset by cash dividends paid to common shareholders of $119.1 million. At September 30, 2012, our consolidated shareholders’ equity to asset ratio was 11.25% and our tangible book value per share was $9.17.

Accumulated other comprehensive income amounted to $94.4 million at September 30, 2012 and included a $141.6 million after-tax net unrealized gain on securities available for sale ($239.3 million pre-tax) partially offset by a $47.2 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. Accumulated other comprehensive income amounted to $39.7 million at December 31, 2011 and included an $89.3 million after-tax net unrealized gain on securities available for sale ($150.9 million pre-tax) partially offset by a $49.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economy has continued to expand at a moderate pace in recent months. Growth in employment has slowed in recent months, and the unemployment rate remains elevated. The FOMC noted that while the housing sector has showed signs of improvement and household spending continues to advance, growth in business fixed investment has slowed. The national unemployment rate was 7.8% during September 2012 representing a decline from 8.5% in December 2011. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the third quarter of 2012 and stated that exceptionally low levels for the federal funds rate are likely to be warranted at least through mid-2015. As a result, market interest rates have remained at low levels, and consequently, the yields on our mortgage-related assets have continued to decrease during the first nine months of 2012.

The FOMC also decided to expand its accommodative monetary policy by purchasing an additional $40 billion of agency mortgage-backed securities per month to ensure that inflation is at the rate most consistent with its dual mandate regarding both inflation and unemployment. The Federal Reserve program “Operation Twist”, which was set to expire at the end of June, has been extended until the end of the year. This program consists of the purchase of Treasury securities with remaining maturities of 6 to 30 years funded by the sale of an equal amount of Treasury securities with remaining maturities of 3 years or less. These programs will continue to put downward pressure on longer-term interest rates.

Net interest income decreased $41.3 million, or 16.9%, to $203.3 million for the third quarter of 2012 as compared to $244.6 million for the third quarter of 2011. The decrease in net interest income reflects the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities. Our interest rate spread increased slightly to 1.80% for the third quarter of 2012 as compared to 1.76% for the third quarter of 2011. Our net interest margin was 2.02% for the third quarter of 2012 as compared 1.97% for the third quarter of 2011.

Net interest income decreased $112.3 million, or 14.5%, to $661.7 million for the first nine months of 2012 as compared to $774.0 million for the first nine months of 2011. Our interest rate spread increased 18 basis points to 1.91% for the nine months ended September 30, 2012 as compared to 1.73% for the nine months ended September 30, 2011. Our net interest margin increased 17 basis points to 2.11% as compared to 1.94% for the those same respective periods. The increase in our interest rate spread and net interest margin for the first nine months of 2012 is primarily due to the effects of the extinguishment of $4.3 billion of borrowings during the fourth quarter of 2011 as well as the Restructuring Transaction.

The Restructuring Transaction resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of borrowings was funded by the sale of $8.66 billion of securities and new short-term borrowings of $5.0 billion. The Restructuring Transaction reduced after-tax earnings by $649.3 million. In addition to the Restructuring Transaction, we extinguished $4.3 billion of structured borrowings during the fourth quarter of 2011 using cash proceeds from the calls of investment securities and repayments on mortgage-related assets (the Restructuring Transaction and the extinguishment of debt in the fourth quarter of 2011 are collectively referred to as the “Transactions”).

Total interest and dividend income for the third quarter of 2012 decreased $119.1 million, or 22.7%, to $405.4 million from $524.5 million for the third quarter of 2011. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $9.00 billion, or 18.0%, to $41.02 billion for the third quarter of 2012 as compared to $50.02 billion for the third quarter of 2011. The decrease in total interest and dividend income was also due to a decrease of 24 basis points in the annualized weighted-average yield on total interest-earning assets to 3.95% for the third quarter of 2012 from 4.19% for the third quarter in 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the debt extinguishments in the fourth quarter of 2011 and repayments of mortgage-related assets during the first nine months of 2012 due to the low interest rate environment.

Total interest and dividend income for the nine months ended September 30, 2012 decreased $409.9 million, or 24.2%, to $1.28 billion from $1.69 billion for the nine months ended September 30, 2011. The decrease in total interest and dividend income was primarily due to a $10.84 billion or 20.5% decrease in the average balance of total interest-earning assets to $42.16 billion for the first nine months of 2012 from $53.00 billion for the same period in 2011. The decrease in total interest and dividend income was also due to a decrease of 20 basis points in the annualized weighted-average yield on total interest-earning assets to 4.06% for the nine months ended September 30, 2012 from 4.26% for the same period in 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Transactions and elevated levels of repayments of mortgage-related assets during the first nine months of 2012 due to the low interest rate environment.

Interest on first mortgage loans decreased $54.7 million, or 14.6%, to $321.0 million for the third quarter of 2012 as compared to $375.7 million for the third quarter of 2011. This was primarily due to a 38 basis point decrease in the annualized weighted-average yield to 4.67% for the third quarter of 2012 from 5.05% for the third quarter of 2011. The decrease in interest income on mortgage loans was also due to a $2.24 billion decrease in the average balance of first mortgage loans to $27.52 billion for the third quarter of 2012 from $29.76 billion for the same quarter in 2011.

For the nine months ended September 30, 2012, interest on first mortgage loans decreased $139.3 million, or 12.2%, to $999.7 million from $1.14 billion for the nine months ended September 30, 2011. This was primarily due to a 32 basis point decrease in the annualized weighted-average yield to 4.76% for the nine months ended September 30, 2012 from 5.08% for the nine months ended September 30, 2011. The decrease in interest income on mortgage loans was also due to a $1.88 billion decrease in the average balance of first mortgage loans to $28.00 billion for the nine months ended September 30, 2012 from $29.88 billion for the nine months ended September 30, 2011.

The decreases in the average yields earned during the three and nine month periods ended September 30, 2012 were due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline for those same periods.

Interest on mortgage-backed securities decreased $35.0 million to $73.2 million for the third quarter of 2012 from $108.2 million for the third quarter of 2011. This decrease was due primarily to a $2.67 billion decrease in the average balance of mortgage-backed securities to $12.03 billion for the third quarter of 2012 from $14.70 billion for the third quarter of 2011. The decrease in the average balance of mortgage-backed securities was due primarily to elevated levels of principal repayments in the current low interest rate environment. The decrease in interest on mortgage-backed securities was also due to a 50 basis point decrease in the annualized weighted-average yield to 2.44% for the third quarter of 2012 from 2.94% for the third quarter of 2011. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on mortgage-backed securities decreased $170.1 million to $246.6 million for the nine months ended September 30, 2012 from $416.7 million for the nine months ended September 30, 2011. This decrease was due primarily to a $4.84 billion decrease in the average balance of mortgage-backed securities to $12.35 billion for the first nine months of 2012 from $17.19 billion for the same period in 2011. The decrease in interest income on mortgage-backed securities was also due to a 57 basis point decrease in the annualized weighted-average yield to 2.66% for the first nine months of 2012 from 3.23% for the first nine months of 2011. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on investment securities decreased $24.6 million to $2.9 million for the third quarter of 2012 from $27.5 million for the third quarter of 2011. This decrease was due primarily to a $2.85 billion decrease in the average balance of investment securities to $453.1 million for the third quarter of 2012 from $3.30 billion for the third quarter of 2011. In addition, the average yield of investment securities decreased 73 basis points to 2.60% for the third quarter of 2012 from 3.33% for the third quarter of 2011. The decrease in the average balance is due primarily to calls of $3.1 billion of investment securities during the second half of 2011.

For the nine months ended September 30, 2012, interest on investment securities decreased $85.2 million to $8.7 million from $93.9 million for the nine months ended September 30, 2011. This decrease was due primarily to a $3.32 billion decrease in the average balance of investment securities to $423.3 million for the first nine months of 2012 from $3.74 billion for the first nine months of 2011. The decrease in the average balance is due primarily to calls of $3.4 billion of investment securities during 2011. In addition, the average yield of investment securities decreased 61 basis points to 2.74% for the first nine months of 2012 from 3.35% for the same period in 2011. The decrease in the average yield earned reflects current market interest rates.

Dividends on FHLB stock decreased $3.9 million, or 44.3%, to $4.9 million for the third quarter of 2012 from $8.8 million for the third quarter of 2011. This decrease was due primarily to a $342.5 million decrease in the average balance of FHLB stock to $406.3 million for the third quarter of 2012 from $748.8 million for the third quarter of 2011. The effect of the decrease was partially offset by a 6 basis point increase in the average dividend yield earned to 4.78% for the third quarter of 2012 as compared to 4.72% for the third quarter of 2011. The decrease in the average balance of FHLB stock was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Dividends on FHLB stock decreased $12.4 million, or 39.6%, to $18.9 million for the nine months ended September 30, 2012 from $31.3 million for the comparable period in 2011. The decrease was primarily due to a $356.4 million decrease in the average balance of FHLB stock to $445.1 million for the first nine months of 2012 from $801.5 million for the same period in 2011. The effect of the decrease was partially offset by a 46 basis point increase in the average dividend yield earned to 5.66% as compared to 5.20% for the first nine months of 2011.

Interest on Federal funds and other overnight deposits sold amounted to $194,000 for the third quarter of 2012 as compared to $519,000 for the third quarter of 2011. The average balance of Federal funds sold amounted to $348.2 million for the third quarter of 2012 as compared to $1.20 billion for the third quarter of 2011. The yield earned on Federal funds sold was 0.22% for the 2012 third quarter and 0.17% for the 2011 third quarter.

Interest on Federal funds sold and other overnight deposits amounted to $1.2 million for the nine months ended September 30, 2012 as compared to $1.9 million for the first nine months of 2011. The average balance of Federal funds sold amounted to $662.3 million for the first nine months of 2012 as compared to $1.07 billion for the same period in 2011. The yield earned on Federal funds sold was 0.24% for both the nine months ended September 30, 2012 and the nine months ended September 30, 2011. The decrease in the average balance of Federal funds sold is primarily a result of the timing of the Transactions.

Total interest expense for the quarter ended September 30, 2012 decreased $77.8 million, or 27.8%, to $202.1 million from $279.9 million for the quarter ended September 30, 2011. This decrease was primarily due to an $8.70 billion, or 19.1%, decrease in the average balance of total interest-bearing liabilities to $36.95 billion for the quarter ended September 30, 2012 compared to $45.65 billion for the third quarter of 2011. The decrease was also due to a 28 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.15% for the quarter ended September 30, 2012 compared to 2.43% for the quarter ended September 30, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to the effects of the debt extinguishments in the fourth quarter of 2011 as well as $8.75 billion of borrowings that matured during the second half of 2011 and the first nine months of 2012.

For the nine months ended September 30, 2012 total interest expense decreased $297.6 million, or 32.3%, to $623.2 million from $920.8 million for the nine months ended September 30, 2011. This decrease was primarily due to a $10.38 billion, or 21.4%, decrease in the average balance of total interest-bearing liabilities to $38.20 billion for the nine months ended September 30, 2012 from $48.58 billion for the nine months ended September 30, 2011. The decrease was also due to a 38 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.15% for the nine months ended September 30, 2012 from 2.53% for the nine months ended September 30, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to the reduction of total borrowings as part of the Transactions.

Interest expense on deposits decreased $24.6 million, or 30.2%, to $56.9 million for the third quarter of 2012 from $81.5 million for the third quarter of 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 34 basis points to 0.96% for the third quarter of 2012 from 1.30% for the third quarter of 2011. The decrease is also due to a $1.26 billion decrease in the average balance of interest-bearing deposits to $23.67 billion for the third quarter of 2012 from $24.93 billion for the third quarter of 2011.

For the nine months ended September 30, 2012, interest expense on deposits decreased $63.8 million, or 25.5%, to $186.4 million from $250.2 million for the nine months ended September 30, 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 31 basis points to 1.03% for the first nine months of 2012 from 1.34% for the first nine months of 2011. The decrease is also due to a $681.3 million decrease in the average balance of interest-bearing deposits to $24.25 billion for the first nine months of 2012 from $24.93 billion for the first nine months of 2011.

The decrease in the average cost of deposits for the first nine months of 2012 reflected lower market interest rates and our decision to maintain lower deposit rates to slow deposit growth. At September 30, 2012, time deposits scheduled to mature within one year totaled $7.94 billion with an average cost of 0.99%. These time deposits are scheduled to mature as follows: $3.13 billion with an average cost of 0.99% in the fourth quarter of 2012, $2.29 billion with an average cost of 0.94% in the first quarter of 2013, $1.37 billion with an average cost of 1.11% in the second quarter of 2013 and $1.15 billion with an average cost of 0.96% in the third quarter of 2013. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $53.2 million to $145.2 million for the third quarter of 2012 from $198.4 million for the third quarter of 2011. This decrease was due to a $7.44 billion decrease in the average balance of borrowed funds to $13.28 billion for the third quarter of 2012 from $20.72 billion for the third quarter of 2011. This decrease was partially offset by a 48 basis point increase in the annualized weighted-average cost of borrowed funds to 4.28% for the third quarter of 2012 as compared to 3.80% for the third quarter of 2011. The decrease in the average balance of borrowed funds was primarily due to the effects of the debt extinguishments in the fourth quarter of 2011. The increase in the weighted-average cost of borrowed funds was due to the maturity of short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

For the nine months ended September 30, 2012 interest expense on borrowed funds decreased $233.8 million to $436.8 million from $670.6 million for the nine months ended September 30, 2011. This decrease was due to a $9.70 billion decrease in the average balance of borrowed funds to $13.95 billion for the first nine months of 2012 from $23.65 billion for the first nine months of 2011. This decrease was partially offset by a 32 basis point increase in the weighted-average cost of borrowed funds to 4.11% for the first nine months of 2012 as compared to 3.79% for the first nine months of 2011. The decrease in the average balance of borrowed funds is primarily due to the effects of the Transactions. The increase in the weighted-average cost of borrowed funds was due to the maturity of short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

Borrowings amounted to $12.93 billion at September 30, 2012 with an average cost of 4.37%. Borrowings scheduled to mature over the next 12 months are as follows: $750.0 million with an average cost of 0.80% in the fourth quarter of 2012. There are no scheduled maturities for the first, second or third quarters of 2013.

The provision for loan losses amounted to $20.0 million for the quarter ended September 30, 2012 as compared to $25.0 million for the quarter ended September 30, 2011. The decrease in our provision for loan losses during the third quarter of 2012 as compared to the same period in 2011 was due primarily to the overall declining trend in net charge-offs and a decrease in the size of the loan portfolio, yet resulted in an overall increase in our allowance for loan losses as non-performing loans continued to increase. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.14 billion at September 30, 2012 compared with $1.02 billion at December 31, 2011. The ratio of non-performing loans to total loans was 4.12% at September 30, 2012 compared with 3.48% at December 31, 2011. The highly publicized foreclosure issues that have affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure continue to be prolonged, especially in New York and New Jersey where 79% of our non-performing loans are located. We are now experiencing a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $413.2 million at September 30, 2012 as compared to $427.2 million at December 31, 2011. Loans delinquent 60 to 89 days amounted to $212.1 million at September 30, 2012 as compared to $187.4 million at December 31, 2011. The allowance for loans losses amounted to $291.6 million at September 30, 2012 as compared to $273.8 million at December 31, 2011. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.05% and 25.51%, respectively at September 30, 2012, as compared to 0.93% and 26.77%, respectively at December 31, 2011.

Net charge-offs amounted to $16.3 million for third quarter of 2012 as compared to $18.6 million for the third quarter of 2011. The ratio of net charge-offs to average loans was 0.24% for third quarter of 2012 as compared to 0.25% for the third quarter of 2011. For the nine months ended September 30, 2012, net charge-offs amounted to $52.2 million as compared to $62.8 million of net charge-offs for the same period in 2011.

Total non-interest income was $3.0 million for the third quarter of 2012 as compared to $3.1 million for the same quarter in 2011. Non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $8.7 million for the first nine months of 2012 as compared to $111.0 million for the same period in 2011. Included in non-interest income for the first nine months of 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to pay off borrowings in the Restructuring Transaction. There were no security sales for the nine months ended September 30, 2012.

Total non-interest expense amounted to $93.9 million for the third quarter of 2012 as compared to $83.7 million for the same period in 2011. This increase is due to increases of $6.7 million in compensation and employee benefit costs and $7.0 million in other expense (primarily merger related), partially offset by a decrease of $3.6 million in Federal deposit insurance expense. The decrease in Federal deposit insurance expense for the quarter ended September 30, 2012 is primarily due to the reduction in the size of our balance sheet as a result of the Transactions.

Compensation and employee benefit costs increased $6.7 million, or 24.6%, to $33.9 million for the third quarter of 2012 as compared to $27.2 million for the same period in 2011. The increase in compensation costs is primarily due to increases of $2.3 million in expense related to our stock benefit plans, $2.0 million in compensation costs, $1.6 million in health plan expense and $688,000 in pension expense. The increase in stock benefit plans expense is primarily due to the price of our common stock which increased during the quarter primarily as a result of the announcement of the Merger. The increase in compensation and health plan costs was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense. At September 30, 2012, we had 1,608 full-time equivalent employees as compared to 1,586 at December 31, 2011 and 1,580 at September 30, 2011.

Included in other non-interest expense for the quarter ended September 30, 2012 were $6.1 million of expenses related to the Merger. Also included in other expense for the quarter ended September 30, 2012 were write-downs on foreclosed real estate and net losses and (gains) on the sale of foreclosed real estate of ($13,000) as compared to $2.1 million for the third quarter of 2011. We sold 46 properties during the third quarter of 2012 and had 134 properties in foreclosed real estate, 39 of which were under contract to sell as of September 30, 2012. For the third quarter of 2011, we sold 39 properties and had 130 properties in foreclosed real estate, of which 39 were under contract to sell as of September 30, 2011.

Total non-interest expense amounted to $269.0 million for the nine months ended September 30, 2012 as compared to $1.41 billion for the nine months ended September 30, 2011. Included in total non-interest expense for the first nine months of 2011 was a $1.17 billion loss on the extinguishment of debt related to the Restructuring Transaction. Included in total non-interest expense for the first nine months of 2012 was an increase of $8.4 million in compensation and employee benefit costs, an increase of $11.4 million in other expense, and an increase of $10.6 million in Federal deposit insurance expense.

Compensation and employee benefit costs increased $8.4 million, or 9.6%, to $96.4 million for the first nine months of 2012 as compared to $88.0 million for the same period in 2011. The increase in compensation costs is primarily due to increases of $3.6 million in compensation costs, $2.1 million in health plan expense, $2.0 million in pension expense and $615,000 in expense related to our stock benefit plans. The increase in compensation and health plan costs was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense.

For the nine months ended September 30, 2012, Federal deposit insurance expense increased $10.5 million, or 12.6%, to $93.9 million from $83.4 million for the nine months ended September 30, 2011. This increase was due primarily to the new insurance assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.

Included in other expense for the nine months ended September 30, 2012 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $1.3 million as compared to $4.9 million for the comparable period in 2011. We sold 150 properties during the first nine months of 2012 as compared to 113 properties for the same period in 2011.

Our efficiency ratio was 45.50% for the 2012 third quarter as compared to 33.77% for the 2011 third quarter. Our operating efficiency ratio (a non-GAAP measure) was 42.56% for the 2012 third quarter as compared to 33.77% for the 2011 third quarter. For the nine months ended September 30, 2012, our efficiency ratio was 40.13% compared to 159.3% for the corresponding 2011 period, while our operating efficiency ratio (a non-GAAP measure) was 39.23% for the nine months ended September 30, 2012 as compared to 30.25% for the corresponding 2011 period. Our annualized ratio of non-interest expense to average total assets for the third quarter of 2012 was 0.88% as compared to 0.65% for the third quarter of 2011. Our annualized ratio of non-interest expense to average total assets for the nine months ended September 30, 2012 was 0.85% compared with 3.47% for the corresponding period in 2011. Excluding the loss on the extinguishment of debt and Merger related expenses, our annualized ratio of operating non-interest expense to average total assets was 0.80% for the nine months ended September 30, 2012 as compared to 0.59% for the same period in 2011. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the operating efficiency ratio.

Income tax expense amounted to $36.5 million for the third quarter of 2012 compared with $54.9 million for the same quarter in 2011. Our effective tax rate for the third quarter of 2012 was 39.49% compared with 39.46% for the third quarter of 2011. Income tax expense amounted to $130.1 million for the nine months ended September 30, 2012 compared with an income tax benefit of $244.6 million for the nine months ended September 30, 2011.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the Merger, including receipt of shareholder approval. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

Important Additional Information

In connection with the Merger, M&T filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of M&T and the Company and a Prospectus of M&T, as well as other relevant documents concerning the Merger. The Registration Statement is subject to completion and has not yet become effective. SHAREHOLDERS OF THE COMPANY AND M&T ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about the Company and M&T, may be obtained at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained, free of charge, from M&T at www.mtb.com under the tab “About Us” and then under the heading “Investor Relations” or from the Company by accessing the Company’s website at www.hcsbonline.com under the heading “Investor Relations.” Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5445.

The Company and M&T and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and M&T in connection with the Merger. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the proxy statement for the Company’s 2012 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 19, 2012. Information about the directors and executive officers of M&T and their ownership of M&T common stock is set forth in the proxy statement for M&T’s 2012 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 7, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the Merger. Free copies of this document may be obtained as described in the preceding paragraph.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30, 2012	December 31, 2011
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$112,157	$194,029
Federal funds sold and other overnight deposits	313,704	560,051

Total cash and cash equivalents	425,861	754,080
Securities available for sale:
Mortgage-backed securities	8,772,353	9,170,390
Investment securities	428,407	7,368
Securities held to maturity:
Mortgage-backed securities	3,256,099	4,115,523
Investment securities	39,011	539,011

Total securities	12,495,870	13,832,292
Loans	27,732,074	29,327,345
Net deferred loan costs	93,117	83,805
Allowance for loan losses	(291,573)	(273,791)

Net loans	27,533,618	29,137,359
Federal Home Loan Bank of New York stock	390,217	510,564
Foreclosed real estate, net	45,336	40,619
Accrued interest receivable	102,656	129,088
Banking premises and equipment, net	75,468	70,610
Goodwill	152,109	152,109
Other assets	677,458	729,164

Total Assets	$41,898,593	$45,355,885

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$23,403,258	$24,903,311
Noninterest-bearing	618,923	604,449

Total deposits	24,022,181	25,507,760
Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	5,975,000	8,125,000

Total borrowed funds	12,925,000	15,075,000
Accrued expenses and other liabilities	239,327	212,685

Total liabilities	37,186,508	40,795,445

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,193,889 and 527,571,496 shares outstanding at September 30, 2012 and December 31, 2011	7,415	7,415
Additional paid-in capital	4,727,763	4,720,890
Retained earnings	1,790,232	1,709,821
Treasury stock, at cost; 213,272,666 and 213,895,059 shares at September 30, 2012 and December 31, 2011	(1,714,036)	(1,719,114)
Unallocated common stock held by the employee stock ownership plan	(193,718)	(198,223)
Accumulated other comprehensive income, net of tax	94,429	39,651

Total shareholders’ equity	4,712,085	4,560,440

Total Liabilities and Shareholders’ Equity	$41,898,593	$45,355,885

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$320,994	$375,672	$999,745	$1,139,000
Consumer and other loans	3,207	3,792	9,810	12,017
Mortgage-backed securities held to maturity	29,498	49,554	100,958	166,531
Mortgage-backed securities available for sale	43,736	58,631	145,607	250,138
Investment securities held to maturity	585	27,474	2,903	93,009
Investment securities available for sale	2,362	55	5,780	887
Dividends on Federal Home Loan Bank of New York stock	4,853	8,841	18,878	31,274
Federal funds sold	194	519	1,200	1,937

Total interest and dividend income	405,429	524,538	1,284,881	1,694,793

Interest Expense:
Deposits	56,927	81,538	186,445	250,216
Borrowed funds	145,214	198,357	436,777	670,624

Total interest expense	202,141	279,895	623,222	920,840

Net interest income	203,288	244,643	661,659	773,953
Provision for Loan Losses	20,000	25,000	70,000	95,000

Net interest income after provision for loan losses	183,288	219,643	591,659	678,953

Non-Interest Income:
Service charges and other income	3,017	3,094	8,728	8,565
Gain on securities transactions, net	—	—	—	102,468

Total non-interest income	3,017	3,094	8,728	111,033

Non-Interest Expense:
Compensation and employee benefits	33,883	27,201	96,426	87,974
Net occupancy expense	8,586	8,711	25,786	25,166
Federal deposit insurance assessment	30,250	33,866	93,945	83,394
Loss on extinguishment of debt	—	—	—	1,172,092
Other expense	21,158	13,883	52,889	41,440

Total non-interest expense	93,877	83,661	269,046	1,410,066

Income (loss) before income tax expense (benefit)	92,428	139,076	331,341	(620,080)
Income Tax Expense (Benefit)	36,496	54,873	130,146	(244,627)

Net income (loss)	$55,932	$84,203	$201,195	$(375,453)

Basic Earnings (Loss) Per Share	$0.11	$0.17	$0.41	$(0.76)

Diluted Earnings (Loss) Per Share	$0.11	$0.17	$0.41	$(0.76)

Weighted Average Number of Common Shares Outstanding:
Basic	496,772,798	494,966,393	496,435,666	493,994,559
Diluted	496,779,005	495,089,402	496,446,418	493,994,559

Hudson City Bancorp, Inc. and Subsidiary

Reconciliation of GAAP and Operating Earnings

(Unaudited)

This press release includes non-GAAP financial measures of operating earnings. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by U.S. generally accepted accounting principles (“GAAP”). The Company believes that operating earnings are an important indication of earnings from our core banking operations. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating expenses are calculated by subtracting merger-related expenses and the loss on the extinguishment of debt from total operating expenses. Calculation of operating expenses is not required by GAAP or by applicable bank regulatory requirements. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names. The following is a reconciliation of the Company’s GAAP and operating earnings for the periods presented:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)

GAAP (Loss) Earnings	$55,932	$84,203	$201,195	$(375,453)
Adjustments to GAAP earnings (loss) :
Loss on extinguishment of debt	—	—	—	1,172,092
Merger related costs	6,073	—	6,073	—
Net gain on securities sales related to Restructuring Transaction (5)	—	—	—	(98,278)
Income tax effect	(2,398)	—	(2,398)	(424,479)

Operating earnings	59,607	84,203	204,870	273,882

Diluted GAAP (Loss) Earnings per Share	0.11	0.17	0.41	(0.76)
Adjustments to GAAP earnings (loss):
Loss on extinguishment of debt	—	—	—	2.37
Merger related costs	0.01	—	0.01	—
Net gain on securities sales related to Restructuring Transaction (5)	—	—	—	(0.20)
Income tax effect	—	—	—	(0.86)

Diluted operating earnings per share	$0.12	$0.17	$0.42	$0.55

Weighted average number of common shares outstanding:
Basic	496,772,798	494,966,393	496,435,666	493,994,559
Diluted	496,779,005	495,089,402	496,446,418	494,577,465

Operating Efficiency Ratio
Total non-interest expense	$93,877	$83,661	$269,046	$1,410,066
Loss on extinguishment of debt	—	—	—	(1,172,092)
Merger related costs	(6,073)	—	(6,073)	—

Operating non-interest expense	$87,804	$83,661	$262,973	$237,974

Net interest income	203,288	244,643	661,659	773,953
Total non-interest income	3,017	3,094	8,728	111,033
Net gains on securities transactions related to Restructuring Transaction (5)	—	—	—	(98,278)

Operating non-interest income	3,017	3,094	8,728	12,755

Total operating income	$206,305	$247,737	$670,387	$786,708

Operating efficiency ratio (4)	42.56%	33.77%	39.23%	30.25%
Ratio of operating earnings to average assets (1) (2)	0.56%	0.65%	0.63%	0.67%
Ratio of operating earnings to average equity (1) (3)	5.05%	6.80%	5.85%	7.28%

(1)	Ratios are annualized.
(2)	Calculated by dividing annualized operating earnings by average assets
(3)	Calculated by dividing annualized operating earnings by average shareholders’ equity
(4)	Calculated by dividing operating non-interest expense by total operating income
(5)	Total net securities gains amounted to $102.5 million for the nine months ended September 30, 2011. There were no sales in 2012.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended September 30,
	2012				2011
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$27,522,218	$320,994	4.67%		$29,758,353	$375,672	5.05%
Consumer and other loans	264,556	3,207	4.85		305,452	3,792	4.97
Federal funds sold and other overnight deposits	348,170	194	0.22		1,201,323	519	0.17
Mortgage-backed securities at amortized cost	12,029,553	73,234	2.44		14,702,692	108,185	2.94
Federal Home Loan Bank stock	406,285	4,853	4.78		748,844	8,841	4.72
Investment securities, at amortized cost	453,097	2,947	2.60		3,304,656	27,529	3.33

Total interest-earning assets	41,023,879	405,429	3.95		50,021,320	524,538	4.19

Noninterest-earnings assets (4)	1,503,166				1,402,284

Total Assets	$42,527,045				$51,423,604

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$924,942	591	0.25		$869,245	1,202	0.55
Interest-bearing transaction accounts	2,289,486	2,812	0.49		1,968,076	3,797	0.77
Money market accounts	7,274,462	7,294	0.40		8,231,758	18,752	0.90
Time deposits	13,184,609	46,230	1.39		13,865,635	57,787	1.65

Total interest-bearing deposits	23,673,499	56,927	0.96		24,934,714	81,538	1.30

Repurchase agreements	6,950,000	79,151	4.46		7,656,522	86,741	4.49
Federal Home Loan Bank of New York advances	6,327,717	66,063	4.09		13,062,500	111,616	3.39

Total borrowed funds	13,277,717	145,214	4.28		20,719,022	198,357	3.80

Total interest-bearing liabilities	36,951,216	202,141	2.15		45,653,736	279,895	2.43

Noninterest-bearing liabilities:
Noninterest-bearing deposits	614,343				592,614
Other noninterest-bearing liabilities	244,554				223,090

Total noninterest-bearing liabilities	858,897				815,704

Total liabilities	37,810,113				46,469,440
Shareholders’ equity	4,716,932				4,954,164

Total Liabilities and Shareholders’ Equity	$42,527,045				$51,423,604

Net interest income/net interest rate spread (2)		$203,288	1.80			$244,643	1.76

Net interest-earning assets/net interest margin (3)	$4,072,663		2.02%		$4,367,584		1.97%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.10	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $133.9 million and $155.6 million for the quarters ended September 30, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Nine Months Ended September 30,
	2012				2011
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$28,004,580	$999,745	4.76%		$29,883,894	$1,139,000	5.08%
Consumer and other loans	275,725	9,810	4.74		313,275	12,017	5.11
Federal funds sold and other overnight deposits	662,282	1,200	0.24		1,072,936	1,937	0.24
Mortgage-backed securities at amortized cost	12,346,343	246,565	2.66		17,189,990	416,669	3.23
Federal Home Loan Bank stock	445,063	18,878	5.66		801,516	31,274	5.20
Investment securities, at amortized cost	423,305	8,683	2.74		3,738,439	93,896	3.35

Total interest-earning assets	42,157,298	1,284,881	4.06		53,000,050	1,694,793	4.26

Noninterest-earnings assets (4)	1,504,426				1,374,551

Total Assets	$43,661,724				$54,374,601

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$904,911	2,164	0.32		$865,698	3,974	0.61
Interest-bearing transaction accounts	2,154,919	9,401	0.58		2,031,889	11,956	0.79
Money market accounts	7,853,938	29,129	0.50		7,732,915	57,308	0.99
Time deposits	13,336,544	145,751	1.46		14,301,066	176,978	1.65

Total interest-bearing deposits	24,250,312	186,445	1.03		24,931,568	250,216	1.34

Repurchase agreements	6,950,000	235,349	4.45		9,665,923	313,230	4.33
Federal Home Loan Bank of New York advances	7,002,024	201,428	3.78		13,980,622	357,394	3.42

Total borrowed funds	13,952,024	436,777	4.11		23,646,545	670,624	3.79

Total interest-bearing liabilities	38,202,336	623,222	2.15		48,578,113	920,840	2.53

Noninterest-bearing liabilities:
Noninterest-bearing deposits	547,318				524,676
Other noninterest-bearing liabilities	246,064				235,526

Total noninterest-bearing liabilities	793,382				760,202

Total liabilities	38,995,718				49,338,315
Shareholders’ equity	4,666,006				5,036,286

Total Liabilities and Shareholders’ Equity	$43,661,724				$54,374,601

Net interest income/net interest rate spread (2)		$661,659	1.91			$773,953	1.73

Net interest-earning assets/net interest margin (3)	$3,954,962		2.11%		$4,421,937		1.94%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $121.9 million and $163.4 million for the nine months ended September 30, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Book Value Calculations

September 30, 2012
(In thousands, except share and per share data)

Shareholders’ equity	$4,712,085
Goodwill and other intangible assets	(154,094)

Tangible Shareholders’ equity	$4,557,991

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(213,272,666)

Shares outstanding	528,193,889
Unallocated ESOP shares	(31,030,455)
Shares in trust	(361,251)

Book value shares	496,802,183

Book value per share	$9.48

Tangible book value per share	$9.17

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at September 30, 2012

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
		(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,750,892	$1,870,173	$119,281
FNMA	928,496	1,001,064	72,568
FHLMC and FNMA CMO’s	500,657	532,667	32,010
GNMA	76,054	78,997	2,943

Total mortgage-backed securities	3,256,099	3,482,901	226,802

Investment securities:
United States GSE debt	39,011	45,577	6,566

Total investment securities	39,011	45,577	6,566

Total held to maturity	$3,295,110	$3,528,478	$233,368

Available for sale:

Mortgage-backed securities:
FHLMC	$3,015,523	$3,097,200	$81,677
FNMA	4,421,561	4,522,180	100,619
FHLMC and FNMA CMO’s	63,534	65,908	2,374
GNMA	1,047,199	1,087,065	39,866

Total mortgage-backed securities	8,547,817	8,772,353	224,536

Investment securities:
Corporate debt	406,785	420,853	14,068
Equity securities	6,812	7,554	742

Total investment securities	413,597	428,407	14,810

Total available for sale	$8,961,414	$9,200,760	$239,346

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at September 30, 2012:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
			(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$996,814	2,744	3.59%	$26,585,709	63,639	95.86%
FHA/VA	122,630	490	0.44%	693,486	3,532	2.50%
PMI	8,747	28	0.03%	154,240	504	0.56%
Construction	4,619	4	0.02%	4,619	4	0.02%
Commercial	2,081	6	0.01%	37,384	81	0.13%

Total mortgage loans	1,134,891	3,272	4.09%	27,475,438	67,760	99.07%

Home equity loans	5,790	61	0.02%	234,537	6,386	0.85%
Other loans	2,444	6	0.01%	22,099	2,095	0.08%

Total	$1,143,125	3,339	4.12%	$27,732,074	76,241	100.00%

•	Net charge-offs amounted to $16.3 million for the third quarter of 2012.

•

Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•

Based on the valuation indices, house prices have declined in the New York metropolitan area, where 78.6% of our non-performing loans were located at September 30, 2012, by approximately 25% from the peak of the market in 2006 through July 2012 and by 31% nationwide during that period. From July 2011 to July 2012, the house price indices increased approximately 1% in the New York metropolitan area and 2% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•

Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.

Foreclosed real estate at September 30, 2012:

	Number	Carrying Value	Number Under Contract of Sale
		(Dollars in thousands)
Foreclosed real estate	134	$45,336	39

•

During the first nine months of 2012, we sold 150 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $1.3 million for the first nine months of 2012.

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011
	(Dollars in thousands, except per share data)
Net interest income	$203,288	$224,253	$234,118	$206,981	$244,643
Provision for loan losses	20,000	25,000	25,000	25,000	25,000
Non-interest income	3,017	2,924	2,787	2,884	3,094
Non-interest expense:
Compensation and employee benefits	33,883	30,401	32,142	25,155	27,201
FDIC insurance assessment	30,250	27,695	36,000	37,587	33,866
Other non-interest expense	29,744	25,475	23,456	757,352	22,594

Total non-interest expense	93,877	83,571	91,598	820,094	83,661

Income (loss) before income tax expense (benefit)	92,428	118,606	120,307	(635,229)	139,076
Income tax expense (benefit)	36,496	46,330	47,320	(274,693)	54,873

Net income (loss)	$55,932	$72,276	$72,987	$(360,536)	$84,203

Total assets	$41,898,593	$43,590,185	$44,138,584	$45,355,885	$50,850,815
Loans, net	27,533,618	27,983,559	28,534,080	29,137,359	29,870,173
Mortgage-backed securities	12,028,452	12,866,850	12,893,495	13,285,913	14,439,298
Other securities	467,418	456,601	357,619	546,379	1,646,362
Deposits	24,022,181	24,644,548	25,121,541	25,507,760	25,421,419
Borrowings	12,925,000	13,425,000	14,175,000	15,075,000	20,225,000
Shareholders’ equity	4,712,085	4,663,442	4,617,509	4,560,440	4,979,469
Performance Data:
Return on average assets (1)	0.53%	0.66%	0.65%	-2.91%	0.65%
Return on average equity (1)	4.74%	6.19%	6.33%	-29.50%	6.80%
Net interest rate spread (1)	1.80%	1.91%	1.95%	1.51%	1.76%
Net interest margin (1)	2.02%	2.12%	2.15%	1.73%	1.97%
Non-interest expense to average assets (1) (4)	0.88%	0.77%	0.82%	6.62%	0.65%
Compensation and benefits to total revenue (5)	16.42%	13.38%	13.57%	11.99%	10.98%
Operating efficiency ratio (2)	42.56%	36.79%	38.66%	41.79%	33.77%
Dividend payout ratio	72.73%	53.33%	53.33%	NM	47.06%
Per Common Share Data:
Basic earnings (loss) per common share	$0.11	$0.15	$0.15	($0.73)	$0.17
Diluted earnings (loss) per common share	$0.11	$0.15	$0.15	($0.73)	$0.17
Book value per share (3)	$9.48	$9.39	$9.30	$9.20	$10.05
Tangible book value per share (3)	$9.17	$9.08	$8.99	$8.89	$9.74
Dividends per share	$0.08	$0.08	$0.08	$0.08	$0.08
Capital Ratios:
Equity to total assets (consolidated)	11.25%	10.70%	10.46%	10.05%	9.79%
Tier 1 leverage capital (Bank)	9.75%	9.44%	9.17%	8.83%	8.77%
Total risk-based capital (Bank)	21.02%	20.66%	20.39%	20.00%	21.57%
Other Data:
Full-time equivalent employees	1,608	1,599	1,604	1,586	1,580
Number of banking offices	135	135	135	135	135
Asset Quality Data:
Total non-performing loans	$1,143,125	$1,093,876	$1,064,585	$1,022,687	$948,706
Number of non-performing loans	3,339	3,206	3,109	2,987	2,759
Total number of loans	76,241	77,636	79,303	80,823	82,662
Total non-performing assets	$1,188,461	$1,134,444	$1,099,355	$1,063,306	$989,682
Non-performing loans to total loans	4.12%	3.88%	3.71%	3.48%	3.16%
Non-performing assets to total assets	2.84%	2.60%	2.49%	2.34%	1.95%
Allowance for loan losses	$291,573	$287,901	$280,713	$273,791	$268,754
Allowance for loan losses to non-performing loans	25.51%	26.32%	26.37%	26.77%	28.33%
Allowance for loan losses to total loans	1.05%	1.02%	0.98%	0.93%	0.89%
Provision for loan losses	$20,000	$25,000	$25,000	$25,000	$25,000
Net charge-offs	$16,328	$17,812	$18,078	$19,963	$18,552
Ratio of net charge-offs to average loans (1)	0.24%	0.25%	0.25%	0.27%	0.25%
Net losses on foreclosed real estate	$(13)	$202	$1,128	$2,552	$2,080

(1)	Ratios are annualized.
(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the December 31, 2011 quarter, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Transactions. For the September 30, 2012 quarter, non-interest expense excludes merger related expense. See the attached Reconciliation of GAAP and Operating Earnings for a calculation of the operating efficiency ratio.
(3)	See page 17 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income

NM - not meaningful